EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACT:
Jeff Lambert, Eric Lubbers Lambert, Edwards & Associates, Inc. (616) 233-0500	Elena M. Younger, Marketing and Public Relations Spartan Chassis (517) 543-6400 x111

Spartan Chassis Announces New Executive Director of Operations

CHARLOTTE, Michigan, January 17, 2005 - Spartan Chassis, a subsidiary of Spartan Motors, Inc. (NASDAQ: SPAR), today announced it has named Arthur Ickes as Executive Director of Operations at Spartan Chassis, Spartan Motors' Charlotte, Mich.-based subsidiary that designs, engineers and manufactures custom chassis for the recreational vehicle and fire truck markets.

"Arthur's leadership skills and extensive background in manufacturing will fuel our momentum to continually improve and progress in all areas of operations," said Richard Schalter, president of Spartan Chassis.

Arthur Ickes comes to Spartan Chassis with extensive experience as an executive in the manufacturing engineering, operations, purchasing, general management and lean manufacturing arenas. He has a successful track record of improving profitability, productivity, quality and customer satisfaction in positions throughout the Americas, Europe and Asia. Arthur has earned a master of science in management from Rensselaer Polytechnic Institute and a bachelor's degree in mechanical engineering from Kettering University.

Prior to joining Spartan Chassis, Arthur was the director of launch management for Plastech Engineered Products, Inc., a manufacturer of precision injection molded components for the automotive industry. Earlier in his career, Arthur worked for Delphi Corporation and was promoted to a number of manufacturing managerial positions during his 15-year tenure. As the manufacturing manager at Delphi, he was instrumental in turning a substantial loss into a healthy profit in two and a half years by installing lean manufacturing techniques.

Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance and emergency-rescue markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM and Road RescueTM - are known in their market niches for quality, value, service and being the first to market with innovative products. The Company employs approximately 900 at facilities in Michigan, Alabama, Pennsylvania, South Carolina, and South Dakota. Spartan Motors is publicly traded on The Nasdaq Stock Market under the ticker symbol SPAR.

The statements contained in this news release include certain predictions and projections that may be considered "forward-looking statements" under the securities laws. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects," "believes" or is "confident" that a particular result "may" or "should" occur, that a particular item "bodes well," that the Company "looks forward" to a particular result, or similar statements. These statements involve many risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Accounting estimates are inherently forward-looking. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this news release.

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